Letter of Intent


The American Education Corporation, (AEC), with principal offices at 7506 N. Broadway Extn., Oklahoma City, Oklahoma 73116 and Tengtu International Corporation, (TIC) with principal offices at 500-481 University Avenue, Toronto, Canada M5G 2E9, set forth in this Letter of Intent the terms under which they intend to enter into a strategic partnership. The basis for this partnership shall be best efforts of the parties to provide technology, training and current and ongoing business contacts, relationships and distribution resources and to market and distribute products to certain International Markets. Upon mutual execution of this Letter of Intent, the parties agree to promptly enter into negotiations in good faith toward the execution of three final definitive agreements, one for each International Market as defined herein, withing forty-five (45) days hereof under the following general terms and conditions.

AEC Obligations & Contributions
AEC shall provide English language content, assessment and class and student system management software, programming technical resources, and a level of customer training necessary for users in the International Markets to operate, modify content and screen formats of the product family currently known as the A+nyWhere Learning System(TM).

TIC Obligations & Contributions
TIC shall provide exclusive access to each of the International Markets, the personnel necessary to effect language conversion and screen formats and the localization resources to modify and develop content suitable for each International Market.

International Markets Affected By These Agreements
The four International Markets, each to be covered by a separate definitive agreement shall be defined as The People's Republic of China, Taiwan, Hong Kong, and Canada, exclusively, subject to agreed business objectives.

Sales & Marketing
TIC, directly and through its business affiliates, shall use its best efforts to market and sell the products encompassing AEC's contributions of its intellectual and technical resources into each of the International Markets. All associated marketing and selling costs shall be born solely by TIC.

Copyrights, and Trademarks
The parties shall mutually agree in the final definitive agreements on copyright trademark usage and branding guidelines for each of the International Markets with the intent of providing adequate protective measure to guard against piracy and misuse of the trade names, copyrights and intellectual property of each party.

Technical Integration
AEC shall provide TIC with necessary personnel, technical support, training and documentation as necessary to TIC to effect language conversion and localization into each of the International Markets. Each party shall bear its own costs and expenses incurred for any technical integration required to carry out the parties' business relationship.

Royalty, Licensing, Revenue Sharing, and Commission Structure
The parties will determine a royalty, licensing, revenue sharing and commission structure for each of the International Markets as part of the good faith negotiation and preparation of the separate agreements required herein.

Public Relations
The parties shall mutually agree on a coordinated public relations plan and shall mutually agree on the form and content of any public announcements concerning their relationship.

Term and Termination
The initial term of the parties' agreements shall be a minimum of three (3) years, which term shall automatically renew for an additional two-year period unless terminated by either party on not less than sixty (60) days written notice prior to the expiration of the initial period. Additionally, either party may terminate the agreements in the event of bankruptcy, insolvency, or change of control of the other party.

Intellectual Property Indemnity
The parties shall indemnify and hold harmless one another from any third party claims of intellectual property infringement.

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Binding Effect and Assignment
The agreements shall be binding upon each party's respective heirs, successors, and assigns. The agreements shall be non-assignable without the prior written consent of the non-assigning party, which consent shall not be unreasonably withheld.

Costs and Expenses
Each party bears its own expenses that may be incurred in connection with the negotiation and documentation of this Letter of Intent and the final definitive agreements, including any expenses for legal counsel, accountants, and other advisors, if any.

Agreed to: This 2nd Day of April, 2001

For: The American Education Corporation



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Jeffrey E. Butler
Chief Executive Officer



For: Tengtu International Corporation



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Greg Mavroudis



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